Exhibit 99.1

Contact:
Susan Ferris
Investor Relations
650-266-3200

Cell Genesys Reports Third Quarter 2008 Financial Results

Conference Call Scheduled for 4:30 p.m. ET Today

SOUTH SAN FRANCISCO, Calif., November 6, 2008—Cell Genesys, Inc. (Nasdaq: CEGE) today reported financial results for the third quarter ended September 30, 2008. The net loss for the quarter ended September 30, 2008, was $8.4 million ($0.10 per fully diluted share), compared to a net loss of $34.5 million ($0.46 per fully diluted share) for the corresponding period in 2007. The company ended the quarter with approximately $151 million in cash, cash equivalents and short-term investments.

Revenues for the quarter ended September 30, 2008, were $17.1 million. This increase of $17.1 million over the corresponding period in 2007 is attributed to the recognition of revenue from the worldwide collaboration agreement with Takeda Pharmaceutical Company Limited, including recognition of $4.5 million of the $50.0 million upfront payment received in April 2008 and $12.6 million of revenue related to reimbursement of Phase 3 development costs, for the development and commercialization of GVAX immunotherapy for prostate cancer.

Research and development costs were $24.6 million for the third quarter of 2008 compared to $28.6 million for the third quarter of 2007. General and administrative expenses were $4.3 million for the third quarter of 2008 compared to $5.1 million for the corresponding period in 2007.

In view of the recent termination of both the VITAL-1 and VITAL-2 Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, the Company placed on hold the further development of this product and implemented a substantial restructuring of its business operations.   In October, the Company reduced its staff of 290 employees by 60 percent and by year end will have reduced its staff by 80 percent, with further reductions planned in the first half of 2009. The Company estimates that the year-end cash will be in the range of approximately $118 million to $120 million. Personnel-related restructuring charges of approximately $13.9 million are expected to be incurred in the fourth quarter of 2008.

The Company has recently engaged Lazard to assist the Company the evaluation of strategic alternatives, including merger with or acquisition by another company, further restructuring, allocation of resources toward other biopharmaceutical product areas, and/or sale of the Company’s assets.

Third Quarter and Other Recent Highlights

•	Announced in August 2008 the termination of the VITAL-2 Phase 3 trial which compared GVAX immunotherapy for prostate cancer in combination with Taxotere® (docetaxel) to Taxotere plus prednisone in patients with advanced-stage prostate cancer. The Company ended the trial as recommended by the study’s Independent Data Monitoring Committee (IDMC) which, in a routine safety review meeting of both the VITAL-1 and VITAL-2 trials, observed an imbalance in deaths between the two treatment arms of the VITAL-2 study, with a higher number of deaths in the GVAX immunotherapy in combination with Taxotere arm compared to the Taxotere plus prednisone arm. Cell Genesys conducted an initial analysis of the incomplete clinical trial data set that was reviewed by the IDMC in August. The analysis revealed no apparent imbalance in patient baseline characteristics with respect to both demographic and disease prognostic factors. In addition, no significant toxicities in the GVAX immunotherapy plus Taxotere combination therapy arm were observed that could explain the imbalance in deaths and in fact, the vast majority of deaths in both treatment arms were reported as due to progression of prostate cancer.

•	Announced in September 2008 that the U.S. Food and Drug Administration (FDA) had, as expected, placed a partial clinical hold on the GVAX Phase 3 program for prostate cancer as a result of the Company’s announcement on August 27, 2008, regarding the termination of the VITAL-2 Phase 3 trial for this product. The FDA confirmed that patients enrolled in the recently terminated VITAL-2 trial may continue to receive Taxotere in the control arm, and, as per investigator discretion, in the investigational arm in place of combination therapy with GVAX immunotherapy plus Taxotere. This communication from FDA had no impact on the previously announced action the Company took regarding the VITAL-2 trial.

•	Announced in October 2008 a decision to terminate the VITAL-1 Phase 3 clinical trial of GVAX immunotherapy based on the results of a futility analysis conducted at the Company’s request by the study’s IDMC. In view of the termination of both the VITAL-1 and VITAL-2 trials, the Company placed on hold the further development of GVAX immunotherapy for prostate cancer and following approval by the board of directors, implemented a substantial restructuring plan.

•	Announced in October 2008 the receipt of a Nasdaq Staff Deficiency Letter, or Nasdaq Letter, indicating that Cell Genesys had become non-compliant with the minimum $1.00 bid price requirement for continued listing on The Nasdaq Global Market. The Nasdaq Letter indicated that in light of extraordinary market conditions, Nasdaq has determined to suspend enforcement of the minimum bid price and market value of publicly held shares requirements through January 16, 2009. Accordingly, the Nasdaq Letter stated that the Company has 180 calendar days from January 20, 2009, or until July 20, 2009, to regain compliance. Compliance would be achieved if the bid price of the Company’s common stock closed at $1.00 per share or more for a minimum of 10 consecutive days during that period.

•	Announced in October 2008 the repurchase of an aggregate of $26.3 million face value of the Company’s 3.125% Convertible Senior Notes due 2011, or Notes, at an overall discount of approximately 60 percent from face value in a series of privately negotiated transactions with institutional holders of the Notes, for aggregate consideration of $10.5 million in cash, plus accrued but unpaid interest. As a result of the retirement of the repurchased Notes, approximately $119 million remain outstanding. This early retirement of debt will result in a net gain of approximately $15.8 million in the fourth quarter of 2008 and a reduction of annualized interest expense by $0.8 million.

Conference Call

Cell Genesys will host its quarterly conference call and webcast today, Thursday, November 6, 2008, at 4:30 p.m. ET to discuss third quarter financial results and recent company events. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the United States and 320-365-3844 from outside the United States. The call-in replay will be available for at least 72 hours following the call. Please refer to reservation number 967966.

About Cell Genesys

Cell Genesys, Inc. (Nasdaq: CEGE) is a biotechnology company headquartered in South San Francisco. For additional information, please visit the Company’s website at www.cellgenesys.com.

Forward-Looking Statement

Statements made herein about the company, other than statements of historical fact, including statements about cash and cash forecasts, restructuring plans and estimated restructuring charges, strategic alternatives, repurchases of outstanding indebtedness, the progress, results, findings and timing of the company’s clinical trials and preclinical programs, current corporate partnerships, the nature of product pipelines and anticipated operating results and cash expenditures are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, the ability to raise capital, operating expense levels and the ability to establish and retain corporate partnerships and other risks. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

— FINANCIAL CHARTS TO FOLLOW —

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue	$17,147	$2	$47,131	$1,278
Operating expenses:
Research and development	24,602	28,629	79,156	77,674
General and administrative	4,315	5,114	14,304	15,141

Total operating expenses	28,917	33,743	93,460	92,815

Loss from operations	(11,770)	(33,741)	(46,329)	(91,537)
Other income (expense):
Gain (loss) from sale of property and equipment	—	(75)	—	1,309
Interest and other income	942	1,982	3,404	6,102
Interest expense	(2,536)	(2,580)	(7,644)	(7,761)
Gain from revaluation of warrant liability	4,936	—	10,652	—

Loss before income taxes	(8,428)	(34,414)	(39,917)	(91,887)
Income tax benefit (provision)	15	(124)	6,197	26,009

Net loss	$(8,413)	$(34,538)	$(33,720)	$(65,878)

Basic and diluted net loss per common share	$(0.10)	$(0.46)	$(0.41)	$(0.96)

Weighted average shares of common stock outstanding – basic and diluted	86,521	74,673	82,577	68,882

CONSOLIDATED BALANCE SHEET DATA
(in thousands)			September 30,	December 31,
			2008	2007

			(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash			$150,976	$147,306
Receivable from collaborative partner			12,601	—
Prepaid expenses and other current assets			3,303	3,932
Property and equipment, net			109,332	119,011
Unamortized debt issuance costs and other assets			2,533	3,143

Total assets			$278,745	$273,392

Other current liabilities			$17,766	$22,561
Current portion of deferred revenue			18,182	12,000
Current portion of accrued income taxes			11	4
Warrant liability			1,462	—
Other liabilities			3,877	3,451
Non-current portion of deferred revenue			22,727	—
Non-current portion of accrued income taxes			—	6,192
Non-current portion of capital lease obligation			44,924	46,635
Convertible senior notes			145,000	145,000
Stockholders’ equity			24,796	37,549

Total liabilities and stockholders’ equity			$278,745	$273,392

Note 1. Derived from audited financial statements.

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